EXHIBIT 16 To Form 8-K



July 18, 2005



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated July 13, 2005, of The Eastern Company and are in agreement with the statements contained in paragraphs (a) (ii), (iv) and (v) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                   /s/ Ernst & Young LLP